SC 13G
<SEQUENCE>1
<FILENAME>sc13g.txt
 Viewpoint Corporation

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                              Viewpoint Corporation
                                (Name of Issuer)

                          Common Stock, $0.10 par value
                         (Title of Class of Securities)

                                   92672P108
                                 (CUSIP Number)

                                  5% ownership
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92672P108                  13G                  PAGE 2 of 13 Pages

-----------------------------------------------------------------------------
     (1)  Stephen M Grosberg et al

          Oppenheimer & Co Inc
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    x
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          474,310
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

CUSIP No. 92672P108                   13G                  PAGE 3 of 13 Pages


-----------------------------------------------------------------------------
     (1)  Stephen Charles & Nettie Grosberg Foundation

          Oppenheimer & Co Inc
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    x
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          266,551
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

CUSIP No. 92672P108                   13G                  PAGE 4 of 13 Pages

-----------------------------------------------------------------------------
     (1)  Stephen Grosberg Custodian for Catherine Grosberg

          Oppenheimer & Co Inc
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    x
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER


-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          50,500
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

CUSIP No. 92672P108                   13G                  PAGE 5 of 13 Pages

-----------------------------------------------------------------------------
     (1)  Amelia Grosberg Custodian for Catherine Grosberg

          Oppenheimer & Co Inc
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    x
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER


-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          65,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

CUSIP No. 92672P108                  13G                  PAGE 6 of 13 Pages

-----------------------------------------------------------------------------
     (1)  Amelia Grosberg

          Oppenheimer & Co Inc
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    x
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER


-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          90,500
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

CUSIP No. 92672P108                   13G                  PAGE 7 of 13 Pages

-----------------------------------------------------------------------------
     (1)  Randall Grosberg

          Oppenheimer & Co Inc
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    x
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER


-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          4,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

PAGE>

CUSIP No. 92672p108                   13G                  PAGE 2 of 13 Pages

----------
          Amelia C Grosberg RLVR IRA

          Oppenheimer & Co Inc
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    x
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          40,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

CUSIP No. 92672p108                  13G                  PAGE 3 of 13 Pages


-----------------------------------------------------------------------------
     (1)  Stephen M Grosberg IRA

          Oppenheimer & Co Inc
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR Place of Organization
           USA
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    x
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,042,831
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------


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